Exhibit 10.18

Woodward, Inc.

OUTSIDE DIRECTOR COMPENSATION POLICY

(Effective October 1, 2025)

Woodward, Inc. (the “Company”) believes that the granting of equity and cash compensation to its members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and fairly compensate Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy, as amended effective October 1, 2025 (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Woodward, Inc. 2017 Omnibus Incentive Plan, as amended (the “Plan”). Each Outside Director will be solely responsible for any income tax obligations incurred as a result of the equity and cash payments received under this Policy. To the extent any provisions of the Policy are in conflict with the terms of any previously granted equity awards (such as the vesting schedule of such awards), the terms of such previously granted awards shall prevail.

1.
Cash Compensation

Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer in such amount as may be determined by the Board from time to time in accordance with Section 4, below. As of the date hereof, the annual cash retainer for each Outside Director has been established to be $90,000. If an Outside Director serves for less than a full fiscal year, the retainer fee and the applicable additional annual cash retainers listed below will be pro-rated on a monthly basis based on the calendar months such Outside Director serves on the Board for such fiscal year.

Additional Annual Cash Retainers

Each Outside Director who serves as a member of a committee of the Board or as the Lead Director will be paid additional annual fees as follows:

Lead Director	$30,000
Audit Committee – Chair Audit Committee – Non-Chair Members	$23,000 $13,000
Human Capital and Compensation Committee – Chair Human Capital and Compensation Committee – Non-Chair Members	$16,000 $ 7,500
Nominating & Governance Committee – Chair Nominating & Governance Committee – Non-Chair Members	$16,000 $ 7,500

Annual, Lead Director, and Committee membership retainers are paid in four equal quarterly installments. Directors do not receive additional compensation for individual Board or Committee meetings held.

Exhibit 10.18

The Board in its discretion may change and otherwise revise the terms of the cash compensation granted under this Policy, including without limitation the amount of cash compensation to be paid.

2.
Equity Compensation

Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy (each, a “Policy Grant”) will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

a.
Annual Grant. Outside Directors are annually awarded equity compensation on the first day of the Company’s fiscal year with a Grant Date fair value of $155,000 (the “Annual Director Grant”). Each Outside Director shall elect, on an annual basis, whether their Annual Director Grant is to be comprised of (i) 100% non-qualified stock options (“options”), (ii) 100% restricted stock units (“RSUs”), or (iii) 50% options and 50% RSUs.
b.
Initial Grant. In the event an Outside Director is appointed to the Board at any time other than as of the first day of the Company’s fiscal year, such Outside Director shall be entitled to receive an initial, interim grant (the “Initial Grant”) comprised of 100% RSUs. The Initial Grant shall have a Grant Date fair value equal to the Grant Date fair value of the Annual Director Grant that immediately preceded such Initial Grant, pro-rated on an annual basis for the number of days of service such Outside Director will serve until the anticipated date of the Company’s next Annual Director Grant. The Grant Date for any Initial Grant shall be the earlier of (i) the date of the Company’s next regularly scheduled quarterly grant date (for its employee participants) following the Outside Director’s appointment to the Board, and (ii) the date of the next Annual Director Grant. For the avoidance of doubt, any Initial Grant shall be in addition to and not in lieu of the next Annual Director Grant for such Outside Director.
c.
Calculation of Awards. The number of options, if any, awarded to an Outside Director in the Annual Director Grant shall be based on the Grant Date fair value of the option award divided by the Black-Scholes value of an option as calculated by the Company at or near the Grant Date. The number of RSUs, if any, awarded to an Outside Director in the Annual Director Grant or any Initial Grant shall be based on the Grant Date fair value of the RSU award divided by the closing price of the Company’s stock price as quoted by Nasdaq on the effective Grant Date.
d.
No Discretion. Unless otherwise determined by the Board, no person will have any discretion to select which Outside Directors will be granted an Initial Grant or Annual Director Grant under this Policy or to determine the number of options and/or RSUs to be covered by such Initial Grant or Annual Director Grant, as applicable (except as provided in Sections 7 and 10 below).
e.
Grant Date Must be a Nasdaq Trading Day. If the contemplated Grant Date for any Annual Director Grant or Initial Grant is not a Nasdaq trading day, the effective Grant Date of such award shall be the next day that is a Nasdaq trading day.

Exhibit 10.18

f.
Terms. The exercise price of any options awarded will be determined on the Grant Date and will be equal to the closing price of the Company’s stock as quoted on Nasdaq on that day. All options and RSUs granted pursuant to this Policy will fully vest on the first anniversary of the Grant Date, subject to certain limited exceptions set forth in the applicable award agreement. All stock options that vest will continue to be exercisable until the expiration of the options, regardless of whether the Outside Director departs the Board prior to such expiration. Each Policy Grant will be subject to the terms of the Company’s applicable form Award Agreement for Outside Directors, as approved by the Human Capital and Compensation Committee from time to time. The applicable Award Agreements for Outside Directors will be included as exhibits to the Company’s Annual Report on Form 10-K.

3.
Non-Qualified Deferred Compensation Plan

Our Outside Directors are eligible to participate in a non-qualified deferred compensation plan, the Woodward Executive Benefit Plan (“EBP”). Under the EBP, our Outside Directors are able to defer up to 100% of their cash compensation, including retainer fees, and any fees for participation as a committee member, committee chair, or Lead Director.

4.
Evaluation of Board Compensation Program

The Nominating & Governance Committee evaluates the market competitiveness of the Company’s Board compensation program on an annual basis. As a part of such evaluation, the Nominating & Governance Committee commissions the Company’s independent compensation consultant to conduct a competitive assessment of the Company’s Board compensation program relative to market practice. Based on the results of the competitive assessment, the Nominating & Governance Committee recommends to the Board changes (if any) to the cash and/or equity compensation granted to Outside Directors, including any additional compensation paid for service as a member of a committee of the Board or as the Lead Director.

5.
Expenses

All expenses reasonably incurred by each Outside Director in connection with such individual’s services on the Board will be reimbursed by the Company.

6.
Additional Provisions

Except as specifically described in this Policy, all provisions of the Plan will apply to Awards granted to Outside Directors.

7.
Adjustments

In accordance with the Plan, in the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, reincorporation, reclassification, merger, consolidation, split-up, spin-off, combination,

Exhibit 10.18

repurchase, or exchange of Shares or other securities of the Company or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number and class of shares of stock that may be issued under this Policy and/or the number, class and price of shares of stock covered by each outstanding Award, and the numerical share limits applicable to Outside Directors in Sections 3 and 5 of Plan.

8.
Limitations

As of the date of adoption of this Policy, the Plan provides that no Outside Director may be granted, in any Fiscal Year, Awards (the value of which will be based on their Grant Date fair value determined in accordance with generally accepted accounting principles) which, in the aggregate, exceed $300,000, provided that such amount is increased to $450,000 in the Fiscal Year of his or her initial service as an Outside Director. Any Awards or other compensation provided to an individual for his or her services as an Employee, or for his or her services as a Consultant other than as an Outside Director, will be excluded for purposes of the limitations in this Section 8.

9.
Section 409A

Policy Grants and all payments made hereunder will be in accordance with the Plan, which as of the date of adoption of this Policy provides that they are to be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral thereof, as applicable, will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. This Policy, the Plan and each Award Agreement is intended to meet the requirements of Section 409A, to the extent applicable, and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that a Policy Grant or other payment, or the settlement or deferral thereof, is subject to Section 409A, such grant or payment will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. In no event will the Company or other Employer have any obligation under this Policy or the Plan to reimburse an Outside Director for any taxes or other costs that may be imposed on an Outside Director as a result of Section 409A.

10.
Revisions

The Board or any committee designated by the Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination or modification of this Policy will not affect the Board’s or the Administrator’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan and pursuant to this Policy prior to the date of such termination or modification.